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                KPMG LLP
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                New York, NY 10154




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-03224, No. 333-45415, No. 333-06785 and No. 333-42226) and
Form S-8 (No. 33-49017, No. 33-98210 and 333-49017) of AXA Financial, Inc. of
our report dated February 24, 2006, with respect to the statements of income, changes in partners' capital and comprehensive income and cash flows of AllianceBernstein Holding L.P. for the year ended December 31, 2005, which report. is incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2007.



/s/ KPMG LLP
New York, New York
March 12, 2008




             KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative